Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Employee Benefits Committee of the
     Sirius XM Radio 401(k) Savings Plan:
We consent to the incorporation by reference in the Registration Statements (Nos. 333-47954, 333-62818, 333-65473, 333-74752, 333-81914, 333-100083, 333-101515, 333-106020, 333-111221, 333-119479, 333-125118, 333-133277, 333-139214, 333-142726, 333-149186, 333-156441, 333-158156, and 333-166699) on Form S-8 of Sirius XM Radio Inc. of our report dated June 29, 2010 relating to the statements of net assets available for benefits of the Sirius XM Radio 401(k) Savings Plan (formerly, Sirius Satellite Radio 401(k) Savings Plan) as of December 31, 2009 and 2008, the related statement of changes in net assets available for benefits for the year ended December 31, 2009, and the related supplemental Schedule H, line 4a — schedule of delinquent participant contributions for the year ended December 31, 2009, Schedule H, line 4i — schedule of assets (held at end of year) as of December 31, 2009, and Schedule H, line 4j — schedule of reportable transactions for the year ended December 31, 2009, which report appears in the December 31, 2009 annual report on Form 11-K of the Sirius XM Radio 401(k) Savings Plan (formerly, Sirius Satellite Radio 401(k) Savings Plan).
New York, New York
June 29, 2010